Exhibit 10.30

November 19, 2010

David A. Stamler, MD

RE:	Release and Severance Agreement (the “Agreement”)

Dear Dr. Stamler:

This Agreement confirms the terms upon which you and XenoPort, Inc. (“XenoPort” or the “Company”) have agreed for your departure.

1. Separation Date. Effective as of November 19, 2010, your employment with the Company is terminated (the “Separation Date”).

2. Final Paycheck. On the Separation Date, the Company paid you all accrued salary and all accrued and unused Flexible Time Off (“FTO”) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.

3. Separation Date Benefits and Obligations. Your paid benefits end on the Separation Date, including FTO accrual. Subject to the terms of the Severance Benefits described in Section 4 below and the terms of the Company’s health plan, any elected health insurance will continue to the end of November of 2010.

a.

Healthcare: To the extent provided by the federal COBRA law and by the Company’s current benefit plans and policies, beginning December 1, 2010, you may be eligible to continue, at your own expense, your current medical, dental and vision care through COBRA by paying the current monthly premiums as required by the applicable plan. To elect this COBRA coverage, you must make your election within 60 days of your Separation Date by signing the COBRA form. You will receive a separate notice explaining this benefit opportunity.

b.	Healthcare Expense Account: You may be able to continue this benefit through Flex-Plan; continuing Dependent Care coverage is not available.

c.	Employee Stock Purchase Plan (the “ESPP”): Any contributions that you have made towards the ESPP that have not been used towards an ESPP purchase are included in your final paycheck.

d.

Vesting of Equity Awards: Except as set forth in Section 4(c), pursuant to the terms of your equity awards and the Company’s applicable equity incentive plans, vesting of your stock options and restricted stock units (“RSUs”) will automatically cease on the Separation Date. Your right to exercise any vested stock options, and all other rights and obligations with respect to your equity awards, will be as set forth in your applicable stock option grant notices, RSU grant notices, stock option agreements, RSU agreements and the Company’s equity incentive plans.

4. Severance Benefits. In exchange for the promises and covenants set forth in Section 5 of this Agreement and your execution, non-revocation and effectiveness of the Release set forth in Section 6, the Company agrees to provide you with the following benefits set forth in this Section 4 (collectively, the “Severance Benefits”). Pursuant to the terms and conditions of this Agreement, the parties agree that:

a.

Severance Pay: Assuming an effective Release as set forth in Section 6, on January 3, 2011, the Company shall pay you $184,500 in a lump sum payment (representing six months’ gross pay), subject to all required deductions and withholdings;

b.

Payment to Cover Cost of COBRA Premiums: If you timely and accurately elect to continue health benefits for yourself and your eligible dependents pursuant to the applicable provisions of state and federal law commonly referred to as “COBRA,” the Company shall pay the premiums for such continued benefits directly to the applicable benefit carrier from the Separation Date through the earliest of: (i) the date that is six months after the Separation Date; (ii) the expiration of your eligibility and the eligibility of your dependents for continuation coverage under COBRA; and (iii) the date you or your eligible dependents become eligible for health insurance benefits of a subsequent employer (such payments, the “COBRA Premium Benefits,” and such period from the Separation Date through the earliest of (i) through (iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA Premium Benefits would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA Premium Benefits, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA Premium Benefit for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. You may, but are not obligated to, use such Special Severance Payment toward the cost of COBRA premiums. On the sixtieth (60th) day following the Separation Date, the Company will make the first payment under this Section 4(b) (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation Date through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above. In the event you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this Section 4(b), you must immediately notify the Company of such event, and all payments under this Section 4(b) shall cease.

c.

Accelerated Vesting of Certain RSUs: Those certain RSUs set forth on Exhibit A attached hereto shall not automatically terminate on the Separation Date and shall continue to vest. On the Effective Date, 12,250 RSUs shall accelerate and vest as set forth on Exhibit A, and the remaining unvested RSUs shall then automatically terminate and be canceled in full. No other RSUs, stock options or other equity incentive compensation awards will be subject to potential acceleration of vesting, and all such other vesting shall cease on the Separation Date as set forth in Section 3(d). In the event that this Agreement automatically terminates pursuant to Section 6 or Section 8, there will be no acceleration in vesting of any RSUs set forth on Exhibit A, and all such RSUs shall automatically terminate and be canceled in full effective December 19, 2010.

5. Acknowledgements and Covenants.

You acknowledge and agree that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the sole exception of any benefit the right to which has vested under the express terms of a Company benefit plan document. You further acknowledge and agree that, except as expressly provided in this Agreement, you are not entitled to any additional compensation, severance or benefits after the Separation Date under any plan, agreement or other arrangement, including any potential rights or severance benefits set forth in the XenoPort 2010 Severance Plan or that certain Offer Letter with the Company, dated May 30, 2008.

You agree that within ten days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

You agree that, for one year after the Separation Date, you will not solicit or induce, either directly or indirectly, any employee or contractor of the Company to leave the Company in order to join any other business or academic entity.

You agree that, on or before the Separation Date, you shall return or have returned to the Company all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to: Company files, notes, memoranda, correspondence, standard operating procedures (SOPs), agreements, draft documents, notebooks, logs, drawings, records, plans, proposals, reports, forecasts, financial information, sales and marketing information, research and development information, personnel information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

You acknowledge and agree that you will have continuing obligations after the Separation Date not to use or disclose the confidential and proprietary business information of the Company. Your obligations under the Proprietary Information and Inventions Agreement that you signed, a copy of which is attached hereto as Exhibit B, continue after you leave the Company.

The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

You agree not to disparage the Company, and its officers, directors, employees, stockholders and agents, in any manner likely to be harmful to the Company or its business, business reputation or personal reputation, provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

6. Release.

In exchange for the promises and payments described in this Agreement, including, but not limited to, the Severance Benefits provided to you by this Agreement that you are not otherwise entitled to receive, you hereby waive and generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates and assigns from any and all complaints, charges, claims, claims for relief, claims for attorney fees, demands, suits, actions, causes of action, liabilities and obligations, whether in law or in equity, which you assert or could assert, at common law or under any contract, agreement, tort, statute, rule, regulation, order or law, whether federal, state or local, or on any ground whatsoever, both known and unknown, that arise out of, or are in any way related to, events, acts, conduct or omissions occurring prior to your signing this Agreement (the “Release”). This general Release includes, but is not limited to: (1) all claims arising out of, or in any way related to, your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, equity awards or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress and discharge in violation of public policy; and (5) all federal, state and local statutory claims, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, California Government Code §§12900, et seq., the California Labor Code, the California Business & Professions Code, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Family Rights Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act (WARN) and any claims under any other federal, state and local laws and regulations against the Company with respect to any event, matter, claim, damage or injury arising out of your employment relationship with the Company or the termination of such employment relationship and with respect to any other claim, matter or event arising prior to the execution of this Release.

You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Release; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Release; (c) you have twenty-one (21) days to consider this Release (although you may choose to voluntarily execute this Release earlier); (d) you have seven (7) days following your execution of this Release to revoke the Release (in writing); and (e) this Agreement and Release will not be effective (the “Effective Date”) until the expiration of the seven-day revocation period, which will be the eighth day after this Agreement and Release is executed by you (the “Revocation Period”). Any revocation of this Release must be submitted, in writing, to XenoPort Human Resources. The revocation must be personally delivered to the Vice President of Human Resources or his designee, or mailed and postmarked to the Vice President of Human Resources within seven (7) days of execution of this Agreement and Release. If the last day of the Revocation Period is a Saturday, Sunday or legal holiday in California, then the Revocation Period shall not expire until the next following day that is not a Saturday, Sunday or legal holiday.

The only claims you do not release are those to enforce the terms of this Agreement and Release, those that may arise after the date this Agreement and Release is signed, workers’ compensation claims, claims for indemnity under California Labor Code Section 2802, claims for unemployment or state disability insurance benefits or participation in certain of the Company’s group benefit plans pursuant to the federal law known as COBRA, or any other claim that may not be released as a matter of law.

In addition, nothing in this Agreement and Release precludes you from filing a charge or complaint with, or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission. However, while you may file a charge and participate in any proceeding conducted by the Equal Employment Opportunity Commission, by signing this Agreement and Release, you waive the right to bring a lawsuit against the Company and waive your right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission.

In giving this Release, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown claims you may have against the Company

7. Treasury Regulation Section 1.409A.

This Agreement is intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code (“Code”). Payments are being made in reliance on the exceptions from Code Section 409A provided under Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and, to the extent applicable, each payment made pursuant to any provision of this Agreement shall be considered a separate and distinct payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to you will be exempt from, or comply with, Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from, or compliant with, Code Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be exempt or compliant. You further understand and agree that you will be entirely responsible for any and all taxes (including penalties or interest) on any payments or benefits provided to you as a result of this Agreement and that the Company shall effect applicable tax withholding to the extent required by law. In addition, if upon your “separation from service” within the meaning of Code Section 409A, you are then a “specified employee” (as defined in Code Section 409A), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of, and within six (6) months following, such “separation from service” until the earlier of (i) the first business day of the seventh month following the Executive’s “separation from service” or (ii) ten (10) days after the Company receives written notification of the your death. Any such delayed payments shall be made without interest.

8. Complete Agreement.

This Agreement will automatically terminate and be null and void if not executed and accepted on or before December 10, 2010. This Agreement will automatically terminate and be null and void if you subsequently revoke the Release before the expiration of the Revocation Period as set forth in Section 6.

Once executed, this Agreement (including any exhibits) comprises the complete, final and exclusive embodiment of the entire agreement between you and the Company on the subjects covered and supersedes any and all prior agreements, whether written or oral, between the parties. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the provision in question will be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into, and will be construed and enforced in accordance with, the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts, which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to Richard Farley, Vice President, Human Resources. David, thank you for your past contributions to XenoPort. We are confident that your experience and knowledge will be well utilized in your future career. We wish you the best of luck in your future endeavors.

Sincerely,

XENOPORT, INC.

By	/s/ Ronald W. Barrett	11/19/10
Ronald W. Barrett		Date
Chief Executive Officer

Exhibit A:	RSU Accelerated Vesting
Exhibit B:	Proprietary Information and Inventions Agreement

Accepted and Agreed:

/s/ David A. Stamler, MD	12/9/10
David A. Stamler, MD	Date

Exhibit A

RSU ACCELERATED VESTING

Acceleration of Vesting of Certain RSUs: The restricted stock unit (“RSU”) grants in the table below shall not automatically terminate upon the Separation Date. Upon the Effective Date, the vesting of portions of such RSUs shall accelerate as set forth in the table below (resulting in a total of 12,250 shares accelerating), and the remaining unvested RSUs shall then automatically terminate and be canceled in full. No other RSUs, stock options or other equity incentive compensation awards will be subject to potential acceleration of vesting, and all such other vesting shall cease on the Separation Date as set forth in Section 3(d). In the event that this Agreement automatically terminates pursuant to Section 6 or Section 8, there will be no acceleration in vesting of any such RSUs, and all such RSUs shall automatically terminate and be canceled in full effective December 19, 2010.

RSU Grant No.	Grant Date	Total Grant	Vested as of 11/19/10	Unvested as of 11/19/10	Shares to Accelerate Vesting Upon the Effective Date	Remaining Unvested RSUs Canceled on the Effective Date
10002616	3/12/2010	40,000	0	40,000	10,000	30,000
10002067	1/28/2009	4,000	1,000	3,000	1,000	2,000
10002459	1/13/2010	5,000	0	5,000	1,250	3,750
Totals		49,000	1,000	48,000	12,250	35,750

Exhibit B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

[See Exhibit 10.2]

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